Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333 - 158633

VISTA GOLD CORP.

$200,000,000
Common Shares
Debt Securities
Warrants

Subscription Receipts

Units

Vista Gold Corp. may offer and sell, from time to time, up to $200,000,000 aggregate initial offering price of the Company’s common shares, without par value (“Common Shares”), debt securities (“Debt Securities”), warrants to purchase Common Shares or Debt Securities (“Warrants”), subscription receipts for Common Shares, Debt Securities, Warrants or any combination thereof (“Subscription Receipts”), or any combination thereof (“Units”) (collectively, the Common Shares, Debt Securities, Warrants, Subscription Receipts, and Units are referred to as the “Securities”) in one or more transactions under this prospectus (the “Prospectus”).

This Prospectus provides you with a general description of the Securities that the Company may offer. Each time the Company offers Securities, it will provide you with a prospectus supplement (the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus.  This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE Amex and on the Toronto Stock Exchange under the symbol “VGZ”. On April 24, 2009, the last reported sale price of the Common Shares on the NYSE Amex was $2.34 per share and on the Toronto Stock Exchange was Cdn$2.80 per share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus.  This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.  See “Risk Factors and Uncertainties”.

Investing in the Securities involves risks.  See “Risk Factors and Uncertainties” on page 5.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS APRIL 27, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	5

DOCUMENTS INCORPORATED BY REFERNCE	14

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS	15

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES	18

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	18

RECENT DEVELOPMENTS	19

USE OF PROCEEDS	19

RATIO OF EARNINGS TO FIXED CHARGES	19

DESCRIPTION OF COMMON SHARES	19

DESCRIPTION OF DEBT SECURITIES	19

DESCRIPTION OF WARRANTS	31

DESCRIPTION OF SUBSCRIPTION RECEIPTS	33

DESCRIPTION OF UNITS	36

PLAN OF DISTRIBUTION	38

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS	39

U.S. FEDERAL INCOME TAX CONSEQUENCES	40

INTERESTS OF NAMED EXPERTS AND COUNSEL	47

EXPERTS	47

WHERE YOU CAN FIND MORE INFORMATION	48

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that the Company filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, the Company may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $200,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, currency or the currency unit for which such Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any redemption terms, any sinking fund provisions, any exchange or conversion terms, whether payment on the Debt Securities will be senior or subordinated to the Company’s other liabilities and obligations and any other specific terms; (iii) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; (iv) in the case of Subscription Receipts, the designation, number and terms of the Common Shares, Warrants or Debt Securities receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms; and (v) in the case of Units, the designation, number and terms of the Common Shares, Warrants, Debt Securities or Subscription Receipts comprising the Units.  A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time.  See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States.  This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully.  You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus.  The Company has not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities.  The Company’s business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Vista” and the “Company” refer to Vista Gold Corp., either alone or together with its subsidiaries.

SUMMARY

The Company

Vista Gold Corp. was originally incorporated on November 28, 1983 under the name “Granges Exploration Ltd.”. In November 1983, Granges Exploration Ltd. acquired all the mining interests of Granges AB in Canada. On June 28, 1985, Granges Exploration Ltd. and Pecos Resources Ltd. amalgamated under the name “Granges Exploration Ltd.” and on June 9, 1989, Granges Exploration Ltd. changed its name to “Granges Inc.” On May 1, 1995, Granges Inc. and Hycroft Resources & Development Corporation were amalgamated under the name “Granges Inc.” Effective November 1, 1996, Granges Inc. and Da Capo Resources Ltd. amalgamated under the name “Vista Gold Corp.” Effective December 17, 1997, Vista Gold Corp. was continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory). On September 22, 2006, the Company entered into an Arrangement and Merger Agreement (the “Arrangement Agreement”) with Allied Nevada Gold Corp. (“Allied Nevada”), Carl Pescio and Janet Pescio (the “Pescios”), pursuant to which the Company’s Nevada-based mining properties and related assets were transferred to Allied Nevada and the Pescios’ interests in certain Nevada-based mining properties and related assets were transferred to Allied Nevada. Completion of the transaction occurred on May 10, 2007. The current addresses, telephone and facsimile numbers of the offices of the Company are:

Executive Office	Registered and Records Office
Suite 5 - 7961 Shaffer Parkway Littleton, Colorado, USA 80127 Telephone: (720) 981-1185 Facsimile: (720) 981-1186	200 - 204 Lambert Street Whitehorse, Yukon Territory, Canada Y1A 3T2 Telephone: (867) 667-7600 Facsimile: (867) 667-7885

Business of the Company

The Company is currently engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects. Historically, the Company’s approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of mineral resources and/or mineral reserves. In addition, the Company looks for opportunities to improve the value of its gold projects including through exploration drilling and re-engineering the operating assumptions underlying previous engineering work.

Beginning in 2007, the Company’s Board of Directors and management decided to take on a new direction regarding the Company’s more advanced gold projects.  The Company plans to move its more advanced projects forward through advanced and pre-feasibility studies, so production decisions can be made on those projects.

Currently, the Company’s holdings include the Paredones Amarillos gold project in Mexico; the Mt. Todd gold project in Australia; the Guadalupe de los Reyes gold project in Mexico; the Yellow Pine gold project in Idaho; the Awak Mas gold project in Indonesia; the Long Valley gold project in California; and mining claims in Colorado and Utah.  The Company also owns approximately 25% of the shares of Zamora Gold Corp., a company exploring for gold in Ecuador. Additional information about these projects is available in the Company’s amendment number one to its Annual Report on Form 10-K/A for the year ended December 31, 2008, filed on Form 10-K/A under “Item 2. Properties”. In April 2008, the Company sold its Amayapampa gold project in Bolivia to Republic Gold Limited, an Australian mining company (see “Significant Developments in 2008 — Sale of Amayapampa Gold Project, Bolivia” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

The Company does not produce gold and does not currently generate operating earnings. Through fiscal 2008 and fiscal 2009 to date, funding to acquire and explore gold properties and to operate the Company has been principally acquired through equity and debt financings (consisting of private placements of equity units consisting of Common Shares and warrants to purchase Common Shares, public offerings of Common Shares and, in March 2008, a brokered private placement of senior secured convertible notes (the “Notes”)) and the sale of securities held by the Company (consisting of the sale of shares of Allied Nevada Gold Corp. held by the Company).  The Company expects to continue to raise capital through additional equity and/or debt financings, and through the exercise of stock options and warrants.  The Company anticipates raising funds for interim financing needs through various bridge loan or convertible debt alternatives.

The Securities Offered under this Prospectus

The Company may offer the Common Shares, Debt Securities, Warrants, Subscription Receipts, or Units with a total value of up to $200,000,000 million from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering.  This Prospectus provides you with a general description of the Securities the Company may offer.  Each time the Company offers Securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

•                  designation or classification;

•                  aggregate principal amount or aggregate offering price;

•                  maturity, if applicable;

•                  original issue discount, if any;

•                  rates and times of payment of interest or dividends, if any;

•                  redemption, conversion, exchange or sinking fund terms, if any;

•                  conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•                  ranking;

•                  restrictive covenants, if any;

•                  voting or other rights, if any; and

•                  important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that the Company may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference.  However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

The Company may offer Common Shares.  Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval.  Holders of our Common Shares are entitled to dividends when and if declared by the Board of Directors of the Company.  Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Debt Securities

The Company may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt.  The debt securities will be issued under one or more documents called indentures, which are contracts between the Company and a trustee for the holders of the debt securities.  In this Prospectus, the Company has summarized certain general features of the debt securities under “Description of Debt Securities.” The Company urges you, however, to read any Prospectus Supplement and any free writing prospectus that the Company may authorize to be provided to you related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities.  A form of indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that the Company files with the SEC.

Warrants

The Company may offer Warrants for the purchase of Common Shares or Debt Securities, in one or more series, from time to time.  The Company may issue Warrants independently or together with Common Shares, Debt Securities, or Subscription Receipts, and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between the Company and a warrant trustee for the holders of the Warrants.  In this prospectus, the Company has summarized certain general features of the Warrants under “Description of Warrants.”   The Company urges you, however, to read any Prospectus Supplement and any free writing prospectus that the Company may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures and warrant certificates that contain the terms of the Warrants.  Specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that the Company files with the SEC.

Subscription Receipts

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Debt Securities, Warrants or any combination thereof.  Subscription Receipts will be issued pursuant to one or more subscription receipt agreements, each to be entered into between the Company and an escrow agent, which will establish the terms and conditions of the Subscription Receipts.  Each escrow agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee.  A copy of the form of subscription receipt agreement will be filed as an exhibit to the registration statement of which this Prospectus is a part, or will be incorporated by reference from a current report on Form 8-K that the Company files with the SEC.

Units

The Company may offer Units consisting of Common Shares, Debt Securities, Warrants and/or Subscription Receipts to purchase any of such securities in one or more series.  In this Prospectus, we have summarized certain general features of the Units under “Description of Units.”  The Company urges you, however, to read any Prospectus Supplement and any free writing prospectus that the Company may authorize to be provided to you related to the series of Units being offered.  The Company may evidence each series of units by unit certificates that the Company will issue under a separate unit agreement with a unit agent.  The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, the unit agreements that describe the terms of the series of Units the Company is offering before the issuance of the related series of Units.

Ratio of Earnings to Fixed Charges

The Company’s ratio of earnings to fixed charges for the year ended December 31, 2008 is less than one-to-one.  See “Ratio of Earnings to Fixed Charges”.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES

Investing in the Securities involves a high degree of risk.  Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities.  If any of the following risks actually occurs, the Company’s business could be materially harmed.  The risks and uncertainties described below are not the only ones the Company faces.  Additional risks and uncertainties, including those of which the Company is currently unaware or that the Company deems immaterial, may also adversely affect the Company’s business.

The Company is a “passive foreign investment company” for U.S. tax purposes, which can have a materially adverse effect on a U.S. shareholder’s economic return on investment in the Company’s Common Shares.

For U.S. federal income tax purposes, the Company was classified as a passive foreign investment company (“PFIC”) under section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for its taxable year ended December 31, 2008, and likely will be a PFIC in subsequent taxable years until it has significant operating income.  Classification of a corporation as a PFIC is a tax attribute which may have a material adverse effect on a U.S. shareholder’s economic return.  Whether, and to what extent, there will be a material adverse effect depends to a very large extent on whether a U.S. shareholder makes certain elections in timely fashion.  These elections are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, under “Part II—Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Certain U.S. Federal Income Tax Considerations”.  Each U.S. investor in the Company’s Common Shares is urged to review that discussion and consult an independent U.S. tax adviser, because the PFIC rules are complex.

Feasibility study results and preliminary assessment results are based on estimates that are subject to uncertainty.

Feasibility studies are used to determine the economic viability of a deposit, as are pre-feasibility studies and preliminary assessments.  Feasibility studies are the most detailed and reflect a higher level of confidence in the reported capital and operating costs.  Generally accepted levels of confidence are plus or minus 15% for feasibility studies, plus or minus 25-30% for pre-feasibility studies and plus or minus 35-40% for preliminary assessments.  These levels reflect the levels of confidence that exist at the time the study is completed.  While these studies are based on the best information available to the Company for the level of study, the Company cannot be certain that actual costs will not significantly exceed the estimated cost.  While the Company incorporates what it believes is an appropriate contingency factor in cost estimates to account for this uncertainty, there can be no assurance that the contingency factor is adequate.

The economic viability of a deposit is based on many factors that are subject to uncertainty.

Many factors are involved in the determination of the economic viability of a deposit, including the achievement of satisfactory mineral reserve estimates, the level of estimated metallurgical recoveries, capital and operating cost estimates and estimates of future gold prices.  Resource estimates are based on the assay results of many intervals from many drill holes and the interpolation of those results between holes.  There is no certainty that metallurgical recoveries obtained in bench scale or pilot plant scale tests will be achieved in commercial operations.  Capital and operating cost estimates are based upon many factors, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the orebody, ground and mining conditions, expected recovery rates of the gold from the ore and anticipated environmental and regulatory compliance costs.  Each of these factors involves uncertainties and as a result, the Company cannot give any assurance that its development or exploration projects will become operating mines.  Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change as the result of changing commodity and supply costs.  If a mine is developed, actual operating results may differ from those anticipated in a feasibility study.

There may be delays in commencement of construction on the Paredones Amarillos gold project.

Delays in commencement of construction could result from delays in receiving the required governmental permits including the Change of Land Use Permit (“CUSF”) and the Temporary Occupation Permit (“TOP”) (for the life of the project), or from factors such as availability and performance of engineering and construction contractors, suppliers and consultants, availability of required equipment and receipt of required governmental approvals.  Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we depend, or lack of availability of required equipment, or delay or failure to receive required governmental approvals, could delay or prevent commencement of construction on the Paredones Amarillos gold project.  There can be no assurance whether or when construction at the Paredones Amarillos gold project will commence or that the necessary personnel, equipment or supplies will be available to the Company if and when construction is commenced.  If the Company is unable to acquire permits to mine the property, then it will have no reserves under SEC Industry Guide 7.

The final status of the Company’s required governmental permits for the Paredones Amarillos gold project could negatively impact its mineral reserves.

The Company has not yet received its required governmental permits for the Paredones Amarillos gold project.  We decided to apply for a new CUSF and have presented an application for a TOP for the use of the federal land which overlies the Paredones Amarillos deposit.  The TOP is a necessary pre-requisite for the CUSF application. The Company has not yet received the TOP, which was expected by the end of 2008.  Communications that the Company’s advisors have had with the office of the General Director of Mines of the Ministry of Economy (the department responsible for awarding the TOP) indicate that the approval process is proceeding normally, but at a slower pace than expected.  However, there are many variables and uncertainties involved throughout the TOP and CUSF approval process and approval is not guaranteed.  If the Company is unable to secure a TOP and CUSF, Mexican law will prohibit it from mining the Paredones Amarillos gold project and, accordingly, the Company will have no reserves at Paredones Amarillos under SEC Industry Guide 7.

Increased costs could affect the Company’s financial condition.

The Company anticipates that costs at its projects including the Paredones Amarillos gold project, Mt. Todd gold project and its Awak Mas gold project as well as other properties that it may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the ore body.  In addition, costs are affected by the price of commodities such as fuel and electricity.  Such commodities are, at times, subject to volatile price movements, including increases that could make production at certain operations less profitable.  A material increase in costs at any significant location could have a significant effect on the Company’s profitability.

A shortage of equipment and supplies could adversely affect the Company’s ability to operate its business.

The Company is dependent on various supplies and equipment to carry out its mining exploration and development operations.  The shortage of such supplies, equipment and parts could have a material adverse effect on the Company’s ability to carry out its operations and therefore limit or increase the cost of production.

We cannot be certain that the Company’s acquisition, exploration and development activities will be commercially successful.

The Company currently has no properties that produce gold in commercial quantities.  Substantial expenditures are required to acquire existing gold properties, to establish mineral reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  The Company cannot be assured that any mineral reserves or mineral resources acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of the Company’s assets and potential future results of operations and cash flow.

The Company’s principal assets are mineral reserves and mineral resources.  The Company intends to attempt to acquire additional properties containing mineral reserves and mineral resources.  The price that the Company pays to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition.  The Company’s potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale or joint venture of some of these properties.  The value of these mineral reserves and mineral resources, and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices.  The price of gold has fluctuated widely, and is affected by numerous factors beyond the Company’s control including, but not limited to, international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities.  The effect of these factors on the price of gold, and therefore the economic viability of any of the Company’s projects, cannot accurately be predicted.  Any drop in the price of gold would adversely affect the Company’s asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome.  Operations in which the Company has direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage.  The nature of these risks is such that liabilities might exceed any liability insurance policy limits.  It is also possible that the liabilities and hazards might not be insurable, or, the Company could elect not to be insured against such liabilities due to high premium costs or other reasons, in which event, the Company could incur significant costs that could have a material adverse effect on its financial condition.

Calculations of mineral reserves and of mineral resources are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore, and recoverability of metal in the mining process.

There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production.  Until mineral reserves are actually mined and processed, the quantity of ore and grades must be considered as estimates only. In addition, the quantity of mineral reserves and ore may vary depending on metal prices.  Estimates of mineral resources are subject to uncertainty as well.  The estimating of mineral reserves and mineral resources is a subjective process and the accuracy of such estimates is a function of the quantity and quality of available data and the assumptions used and judgments made in interpreting engineering and geological information.  There is significant uncertainty in any mineral reserve or mineral resource estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ materially from the Company’s estimates.  Estimated mineral reserves or mineral resources may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience.  This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence estimates of mineral reserves or mineral resources.  Any material change in the quantity of mineral reserves, mineralization, grade or stripping ratio may affect the economic viability of the Company’s properties.  In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

The Company’s exploration and development operations are subject to environmental regulations, which could result in the Company incurring additional costs and operational delays.

All phases of the Company’s operations are subject to environmental regulation.  Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.  There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s projects.  The Company is currently subject to U.S. federal and state government environmental regulations with respect to its properties in Idaho and California in the United States.  The Company is also currently subject to environmental regulations with respect to its properties in Mexico, Australia and Indonesia.

U.S. Federal Laws

The U.S. Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act.  Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement (“EIS”) prior to approval.  Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation.  These requirements could add significant additional cost and delays to any mining project the Company undertakes.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property.  The Company’s mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws.  Permitting rules may impose limitations on the Company’s production levels or create additional capital expenditures in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict, joint and several liability on parties associated with releases or threats of releases of hazardous substances.  Those liable groups include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred.  This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property.  The Company cannot predict the potential for future CERCLA liability with respect to its U.S. properties.

Idaho Laws

Permitting a mining operation, such as Yellow Pine, located on patented mining claims within a National Forest in Idaho would require obtaining various federal, state and local permits under the coordination of the Idaho joint review process.  Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic parameters.  An EIS would be required for any mining activities proposed on public lands.  Permits would also be required for storm-water discharge; wetland disturbance (dredge and fill); surface mining; cyanide use, transport and storage; air quality; dam safety (for water storage and/or tailing storage); septic and sewage; water rights appropriation; and possibly others.  In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process.  Possible county zoning and building permits and authorization may be required.  Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed.  If the Company’s project is found to significantly adversely impact any of these baseline conditions, it could incur significant costs to correct the adverse impact, or might have to delay the start of production.

California Laws

A new mining operation in California, such as the Long Valley gold project, which is on federal unpatented mining claims within a National Forest, requires various federal, state and local permits.  Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil, and socioeconomic parameters.  An EIS would be required for any mining activities proposed on public lands.  Also required would be a Plan of Operations/Reclamation Plan, and permits for waste-water discharge; a county mining plan and reclamation plan; a county mining operations permit; special use permits from the U.S. Forest Service; and possibly others.  In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process.  Possible county zoning and building permits and authorization may be required.  Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed.  If the Company’s project is found to significantly adversely impact any of these baseline conditions, it could incur significant costs to correct the adverse impact, or delay the start of production.  In addition, on December 12, 2002, California adopted a “backfilling law” requiring open-pit surface mining operations for metallic minerals to back-fill the mines.  While the Company has determined that the geometry of our Long Valley gold project would lend itself to compliance with this law, future adverse changes to this law could have a corresponding adverse impact on the Company’s financial performance and results of operations, for example, by requiring changes to operating constraints, technical criteria, fees or surety requirements.

Mexico Laws

The Company is required under Mexican laws and regulations to acquire permits and other authorizations before the Paredones Amarillos or Guadalupe de los Reyes gold projects can be developed and mined.  Since the passage of Mexico’s 1988 General Law on Ecological Equilibrium and Environmental Protection, a sophisticated system for environmental regulation has evolved.  In addition, the North American Free Trade Agreement requirements for regulatory standards in Mexico equivalent to those of the United States and Canada have obligated the Mexican government to continue further development of environmental regulation.  Most regulatory programs are implemented by various divisions of the Secretariat of Environment and Natural Resources of Mexico (“SEMARNAT”).  While the Company believes that it has or will be able to obtain on a timely basis the necessary permits to place the Paredones Amarillos gold project into production, there can be no assurance that the Company will be able to acquire updates to necessary permits or authorizations on a timely basis.  See discussions of Paredones Amarillos permit status in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, under “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other”.  Likewise, there can be no assurance that the Company will be able to acquire the necessary permits or authorizations on a timely basis to place the Guadalupe de los Reyes gold project into production.  Delays in acquiring any permit, authorization or updates could increase the development cost of the Paredones Amarillos gold project or the Guadalupe de los Reyes gold project, or delay the start of production.  The most significant environmental permitting requirements, as they relate to the Paredones Amarillos and the Guadalupe de los Reyes gold projects are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials.  If the Paredones Amarillos or the Guadalupe de los Reyes gold projects are found to not be in compliance with any of these requirements, the Company could incur significant compliance costs, or might have to delay the start of production.

Australia Laws

Mineral projects in the Northern Territory are subject to Northern Territory laws and regulations regarding environmental matters and the discharge of hazardous wastes and materials.  As with all mining projects, the Mt. Todd gold project would be expected to have a variety of environmental impacts should development proceed.  The Company is required under Australian laws and regulations (federal, state and territorial) to acquire permits and other authorizations before the Mt. Todd gold project can be developed and mined.  In Australia, environmental legislation plays a significant role in the mining industry.  Various environmental documents such as the EIS over the Mt. Todd gold project, covering studies on, inter alia, air, water, pollution, hazardous and toxic wastes, reclamation of mining area, etc. must be prepared and submitted to the Mining and Petroleum Authorizations and Evaluation Division of the Department of Regional Development, Primary Industry, Fisheries and Resources of the Northern Territory government for approval.

The preparations of the EIS and related documents and other relevant environmental licenses would involve incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner.  The Northern Territory government also has administrative discretion not to approve the EIS documents or grant the required environmental licenses (including any renewal or extensions of such documents).  The Company has entered into an agreement with the Northern Territory relating to environmental and rehabilitation issues.  The Company must also comply with Aboriginal heritage legislation requirements which require heritage survey work to be undertaken prior to the commencement of mining operations.  All these conditions may result in the occurrence of significant production costs and delay the production activity of the Mt. Todd gold project.

These conditions could frustrate investors seeking certainty in their investments and, as a result, the Company may incur costs and time to manage any issues which may arise and that could possibly affect the overall mining activity of the Mt. Todd gold project.

Indonesia Laws

We are required under Indonesian laws and regulations to acquire permits and other authorizations before the Company’s current Indonesian mining project, the Awak Mas gold project, can be developed and mined.  In Indonesia, environmental legislation plays a significant role in the mining industry.  Various environmental documents such as the analysis of environmental impact (“AMDAL”) concerning the Awak Mas gold project, covering studies on, inter alia, air, water, land, pollution, hazardous and toxic wastes and reclamation of mining area, must be prepared and submitted to the Ministry of Environment for approval.  In addition, the Company is also required to submit periodical environmental reports to the relevant environmental government agencies pursuant to the AMDAL and other required environmental licenses (e.g. license for tailing waste).

The preparation of AMDAL documents and other relevant environmental license documents involves incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner.  The Indonesian government also has administrative discretion not to approve AMDAL documents or grant the required environmental licenses (including any renewal or extensions of such documents).  All these conditions may delay the production activity of the Awak Mas gold project.

Failure to meet all of the requirements with respect to the above environmental documents, licensing and report submissions could cause the Company to be subject to administrative and criminal sanctions as well as fines.  In extreme cases, the administrative sanctions can also be imposed in the form of revocation of the Company’s business license and the contract of work that it has with the Indonesian government.

As well, from time to time the implementation of the regional autonomy law in Indonesia can cause uncertainty as to the existence and applicability of national and regional regulations (including in the environmental sector).  Often regional regulations are in conflict with higher regulations that apply nationally.  As a result the Company may incur costs and time to manage any issues which may arise and that could possibly affect the overall mining activity of the Awak Mas gold project.

The Company’s receipt of future payments in connection with its disposal of the Amayapampa gold project is subject to uncertainty.

In April 2008, the Company announced the disposal of its wholly-owned subsidiary Vista Gold (Antigua) Corp. (“Vista Gold Antigua”) to Republic Gold Corp. (“Republic”).  Vista Gold Antigua indirectly held the Company’s interest in the Amayapampa gold project in Bolivia.  For further details, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in particular “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other”.  Under the terms of the transaction, Republic has agreed to pay the Company $3.0 million in three payments of $1.0 million.  The first of these payments is due and payable upon the start of commercial production (as defined in the purchase and sale agreement) at Amayapampa followed by $1.0 million payments on each of the first and second anniversaries of the start of commercial production.  In addition, Republic has agreed to pay the Company a net smelter return royalty on the gold produced by or on behalf of Republic from the Amayapampa gold project in varying percentages depending on the price of gold per ounce.  The Amayapampa gold project is not currently in production and the Company cannot assure that it will ever become a producing mine or, if production is commenced at the mine, the timing and amounts for any such production.  Further, having disposed of the Amayapampa gold project, the Company will have no control over the development of this project.  Depending on whether and when production commences at Amayapampa and levels of production achieved, receipt by the Company of the future payments contemplated by the purchase and sale agreement for the Amayapampa gold project is subject to uncertainty.  Finally a number of legal proceedings have been initiated in Bolivia with respect to the ownership interests in the mining concessions comprising the Amayapampa gold project.  Although the Company is not a party to these proceedings, if these challenges are successful, then the Company may lose its royalty and payment stream described above.

Leverage as a result of the Company’s outstanding convertible notes may harm its financial condition and results of operations.

On March 7, 2008, the Company announced the closing of a private placement in which it issued $30 million in aggregate principal amount of the Notes.  The Notes were convertible into Common Shares of the Company at the option of the holder at a conversion price of $6.00 per share, subject to adjustment in certain circumstances, including if the Company’s Common Shares are trading on the Amex at less than $5.00 on March 4, 2009, or the Company issues Common Shares, or securities convertible into Common Shares, at a price of less than $6.00 during the term of the Notes, subject to a minimum conversion price of $4.80.  Pursuant to the terms of the Notes, on March 4, 2009, the conversion price of the Notes was automatically adjusted from $6.00 per share to $4.80 per share.  As a result of the adjustment, 6.25 million Common Shares are issuable upon conversion of the Notes.  Prior to the adjustment, 5 million Common Shares were issuable upon the conversion of the Notes.  Upon conversion of the Notes, existing shareholders will suffer immediate dilution of their capital interest in the Company.  Further, the market price of the Common Shares could decline as a result of the conversion of the Notes and the sale into the market of the Common Shares underlying the Notes.  These factors could make it more difficult for the Company to raise funds through future offerings of Common Shares.

The Notes bear interest at a rate of 10% per annum (calculated and payable semi-annually in arrears) and will mature on March 4, 2011.  The Company’s obligations under the Notes are guaranteed by its Mexican subsidiary, Minera Paredones Amarillos S.A. de C.V., and the guarantee is secured by the personal property and real property associated with the Paredones Amarillos gold project.

The Company’s level and the terms of its indebtedness will have several important effects on its future operations, including, without limitation that it:

•                  will require the Company to dedicate a portion of its cash flow from operations, if any, to the payment of principal and interest on the Company’s outstanding indebtedness, thereby reducing the funds available to it for operations and any future business opportunities;

•                  could increase the Company’s vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•                  depending on the levels of its outstanding debt, could limit the Company’s ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes.

The Company’s ability to make payments of principal and interest on its indebtedness depends upon the Company’s future ability to generate funds, including through operating cash flows, which will be subject to the potential development of certain of its properties into producing mines, metal prices, prevailing economic conditions, industry cycles and financial, business and other factors affecting its operations, many of which are beyond the Company’s control.  If the Company cannot raise sufficient funds or its cash flows were to prove inadequate to meet its debt service and other obligations in the future, the Company may be required, among other things:

•      to obtain additional financing in the debt or equity markets;

•      to refinance or restructure all or a portion of its indebtedness; or

•      to sell selected assets.

The Company cannot assure you that such measures will be sufficient to enable the Company to service its debt.  In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all.  If the Company does not generate sufficient cash flow from operation, and additional financings, borrowings or refinancings, or proceeds of asset sales are not available to it, the Company may not have sufficient cash to enable it to meet its obligations, including payments on the Notes.  See “—Recent market events and conditions” and “—General economic conditions”.

The Company faces intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases.  As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than the Company’s, the Company may be unable to acquire additional attractive mining claims or financing on terms it considers acceptable.  The Company also competes with other mining companies in the recruitment and retention of qualified managerial and technical employees.  If the Company is unable to successfully compete for qualified employees, its exploration and development programs may be slowed down or suspended.  The Company competes with other gold companies for capital.  If it is unable to raise sufficient capital, the Company’s exploration and development programs may be jeopardized or it may not be able to acquire, develop or operate gold projects.

The Company may be unable to raise additional capital on favorable terms.

The exploration and development of the Company’s properties, specifically the construction of mining facilities and commencement of mining operations, require substantial additional financing.  Significant capital investment is required to achieve commercial production from each of the Company’s properties.  The Company will have to raise additional funds from external sources in order to maintain and advance its existing property positions and to acquire new gold projects.  There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available, the Company may have to substantially reduce or cease its operations.

Some of the Company’s directors may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of the Company’s directors are directors or officers of other natural resource or mining-related companies.  C. Thomas Ogryzlo is the President, Chief Executive Officer and a director of Polaris Geothermal Inc. and is a director of Baja Mining Corp.  Michael B. Richings, who is also the Company’s Executive Chairman and Chief Executive Officer, is a director of Allied Nevada Gold Corp., which holds interests in mining properties.  John Clark is a director of Alberta Clipper Energy Inc. (a Canadian oil and gas exploration and production company) and Chief Financial Officer and a director of Polaris Geothermal Inc.  W. Durand Eppler is director of Allied Nevada Gold Corp. and Augusta Resource Corporation.  Tracy Stevenson is the non-executive chairman of Quaterra Resources Inc.  These associations may give rise to conflicts of interest from time to time.  In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict at a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict.  In appropriate cases, the company in question will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.  In accordance with the laws of the Yukon Territory, the directors of all Yukon Territory companies are required to act honestly, in good faith and in the best interests of a company for which they serve as a director.

There may be challenges to the Company’s title in its mineral properties.

There may be challenges to the title to the mineral properties in which the Company holds a material interest.  If there are title defects with respect to any of its properties, the Company might be required to compensate other persons or perhaps reduce its interest in the affected property.  Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs.

The Company’s property interests in Mexico and Indonesia are subject to risks from political and economic instability in those countries.

The Company has property interests in Mexico and Indonesia which may be affected by risks associated with political or economic instability in those countries.  The risks include, but are not limited to: military repression, extreme fluctuations in currency exchange rates, labor instability or militancy, mineral title irregularities and high rates of inflation.  In addition, changes in mining or investment policies or shifts in political attitude in Mexico or Indonesia may adversely affect the Company’s business.  The Company may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.  The effect of these factors cannot be accurately predicted.

The Company’s financial position and results are subject to fluctuations in foreign currency values.

Because the Company has mining exploration and evaluation operations in North and South America and in Australia and Indonesia, the Company is subject to foreign currency fluctuations, which may materially affect its financial position and results.  The Company does not engage in currency hedging to offset any risk of currency fluctuations.

The Company measures and reports its financial results in U.S. dollars.  The Company has mining projects in Mexico, Australia and Indonesia, and it is looking for other projects elsewhere in the world.  Economic conditions and monetary policies in these countries can result in severe currency fluctuations.

Currently all of the Company’s material transactions in Mexico, Australia and Indonesia are denominated in U.S. dollars.  However, if the Company were to begin commercial operations in any of these or other countries, it is possible that material transactions incurred in the local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred.  This could have the effect of undermining profits from operations in that country.

Future sales of Securities, including Common Shares, in the public or private markets could adversely affect the trading price of the Common Shares and the Company’s ability to raise funds in new share offerings.

Future sales of substantial amounts of Securities (including the Common Shares) or securities exchangeable, convertible or exercisable for Securities in the public or private markets, or the perception that such sales could occur, could adversely affect prevailing trading prices of the Company’s Common Shares and could impair its ability to raise capital through future offerings of equity or equity-related securities.  In March 2008, the Company announced the closing of a private placement in which it issued $30 million in aggregate principal amount of the Notes.  (See “Leverage as a result of the Company’s outstanding convertible notes may harm its financial condition and results of operations” above).  The Notes are convertible into Common Shares at the option of the holder at a conversion price of $6.00 per share, subject to adjustment in certain circumstances, including if the Company’s Common Shares are trading on the Amex at less than $5.00 on March 4, 2009, or it issues Common Shares, or securities convertible into Common Shares, at a price of less than $6.00 during the term of the Notes, subject to a minimum conversion price of $4.80. Pursuant to the terms of the Notes, on March 4, 2009, the conversion price of the Notes was automatically adjusted from $6.00 per share to $4.80 per share.  As a result of the adjustment, 6.25 million Common Shares are issuable upon conversion of the Notes. Prior to the adjustment, 5 million Common Shares were issuable upon the conversion of the Notes.  Shareholders would suffer dilution upon the conversion of the Notes into the Company’s Common Shares.  For example, if all $30 million of outstanding Notes were converted at the minimum conversion price of $4.80, this would result in the issuance of an additional 6,250,000 Common Shares, or 15.3% of the Company’s issued and outstanding Common Shares as of the date of this Propectus assuming conversion of the Notes.  No prediction can be made as to the effect, if any, that future sales of Securities (including Common Shares) or securities exchangeable, convertible or exercisable for Securities or the availability of Common Shares for future sale, will have on the trading price of the Company’s Common Shares.

Market for the Securities.

There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus and unless otherwise specified in a Prospectus Supplement, the Debt Securities, Warrants, Subscription Receipts and Units will not be listed on any securities or stock exchange or any automated dealer quotation system. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. There can be no assurance that an active trading market for the Securities, other than the Common Shares, will develop or, if developed, that any such market will be sustained.

It may be difficult to enforce judgments or bring actions outside the United States against the Company and certain of its directors and officers.

The Company is a Canadian corporation and certain of its directors and officers are neither citizens nor residents of the United States.  A substantial part of the assets of several of these persons, and of the Company, are located outside the United States.  As a result, it may be difficult or impossible for an investor:

•                  to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and the Company; or

•                  to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and the Company.

Recent market events and conditions.

In 2007 and into 2008, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  The Company’s access to additional capital may not be available on terms acceptable to it or at all.

General economic conditions.

The recent unprecedented events in global financial markets have had a profound impact on the global economy.  Many industries, including the gold mining industry, are impacted by these market conditions.  Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity.  A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect the Company’s growth and profitability.  Specifically:

•                  the global credit/liquidity crisis could impact the cost and availability of financing and the Company’s overall liquidity;

•                  the volatility of gold prices may impact the Company’s revenues, profits and cash flow;

•                  volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs; and

•                  the devaluation and volatility of global stock markets impacts the valuation of the Company’s equity securities.

These factors could have a material adverse effect on the Company’s financial condition and results of operations.

DOCUMENTS INCORPORATED BY REFERNCE

The SEC allows the Company to “incorporate by reference” information it files with the SEC.  This means that the Company can disclose important information to you by referring you to those documents.  Any information the Company references in this manner is considered part of this Prospectus.  Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.  Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from the Secretary of the Company at 1200 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V7X 1T2 (telephone: (604) 687-5744).

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)                                  the Annual Report on Form 10-K of the Company, for the year ended December 31, 2008, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2008 and 2007 and for the three years ended December 31, 2008, 2007, and 2006, together with the auditors’ report thereon, as filed on March 13, 2009;

(b)                                 amendment number one to the Company’s Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2008, as filed on April 16, 2009;

(c)                                  the Company’s Proxy Statement on Schedule 14A, dated March 30, 2009, in connection with the Company’s May 4, 2009 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed on April 2, 2009;

(d)                                 the Company’s Current Reports on Form 8-K filed January 13, 2009, January 27, 2009, March 17, 2009, April 6, 2009 and April 20, 2009;

(e)                                  the description of the Company’s common stock contained in its registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description; and

(f)                                    all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

This Prospectus and the documents that are incorporated by reference in this Prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be covered by the safe harbor created by such legislation.  All statements, other than statements of historical facts, included in this Prospectus, and documents incorporated herein by reference and filed with the SEC that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements, including, but not limited to, such things as those listed below:

•                  estimates of future operating and financial performance;

•                  potential funding requirements and sources of capital;

•                  timing, performance and results of feasibility studies;

•                  timing and receipt of required land use, environmental and other permits for the Paredones Amarillos gold project and timing for starting and completion of drilling and testing programs at the Paredones Amarillos gold project;

•                  plans to confirm the validity of the Change of Land Use Permit for the Paredones Amarillos gold project and timing and outcome for confirmation of the status of this permit and timing and outcome for the alternative application for an interim Change of Land Use Permit for the drilling program and a new Change of Land Use Permit for the Paredones Amarillos gold project;

•                  timing and outcome for the application for the Temporary Occupation Permit for mining activities at the Paredones Amarillos gold project;

•                  plans to purchase remaining surface land or obtain rights-of-way required by the Paredones Amarillos gold project;

•                  capital and operating cost estimates for the Paredones Amarillos gold project, and anticipated timing of commencement of construction at the Paredones Amarillos gold project;

•                  plans for evaluation of the Mt. Todd gold project, including estimates of silver, copper and gold resources;

•                  preliminary assessment results and plans for a pre-feasibility study at the Mt. Todd gold project;

•                  results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd gold project;

•                  potential for gold production at the Amayapampa gold project, timing and receipt of future payments in connection with the disposal of the Amayapampa gold project and status of legal proceedings in Bolivia;

•                  ongoing debt service requirements for the Company’s outstanding $30 million aggregate principal amount of the Notes and potential redemption or conversion of the Notes;

•                  future gold prices;

•                  future business strategy, competitive strengths, goals and expansion and growth of our business;

•                  the Company’s potential status as a producer;

•                  plans and estimates concerning potential project development including matters such as schedules, estimated completion dates and estimated capital and operating costs;

•                  plans and proposed timetables for exploration programs and estimates of exploration expenditures;

•                  estimates of mineral reserves and mineral resources; and

•                  future share price and valuation for the Company and for marketable securities held by the Company.

The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “will”, “may” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These factors include risks such as:

•                  the Company’s likely status as a “passive foreign investment company” for U.S. federal tax purposes;

•                  feasibility study results and preliminary assessment results and the estimates on which they are based;

•                  economic viability of a deposit;

•                  delays in commencement of construction on the Paredones Amarillos gold project;

•                  status of the Company’s required governmental permits for the Paredones Amarillos gold project;

•                  increased costs that affect the Company’s financial condition;

•                  a shortage of equipment and supplies;

•                  whether the Company’s acquisition, exploration and development activities will be commercially successful;

•                  fluctuations in the price of gold;

•                  inherent hazards of mining exploration, development and operating activities;

•                  calculation of reserves and mineralized material and the fluctuations thereto based on metal prices, inherent vulnerability of the ore and recoverability of metal in the mining process;

•                  environmental regulations to which the Company’s exploration and development operations are subject;

•                  the Company’s receipt of future payments in connection with our disposal of the Amayapampa gold project;

•                  leverage as a result of the Notes;

•                  intense competition in the mining industry;

•                  the Company’s potential inability to raise additional capital on favorable terms, if at all;

•                  conflicts of interest of some of our directors as a result of their involvement with other natural resource companies;

•                  potential challenges to our title of our mineral properties;

•                  political and economic instability in Mexico, Bolivia and Indonesia;

•                  fluctuation in foreign currency values;

•                  trading price of our Common Shares and our ability to raise funds in new share offerings due to future sales of our Common Shares in the public or private market;

•                  difficulty in bringing actions or enforcing judgments against us and certain of our directors or officers outside of the United States;

•                  recent market events and conditions; and

•                  general economic conditions.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements please see “Risk Factors and Uncertainties” in this Prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, we assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the Securities Act. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein and any Prospectus Supplement contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Except as otherwise indicated, all financial statements and financial data contained in, or incorporated by reference into, this Prospectus have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which differ in certain significant respects from U.S. GAAP.  For a description of the material differences between Canadian GAAP and U.S. GAAP as they relate to the Company’s financial statements, see note 19 to the Company’s audited consolidated financial statements for the years ended December 31, 2008 and 2007, contained in the Company’s Annual Report on Form 10-K, which is incorporated by reference into this Prospectus.

The following table sets forth, for each period indicated, the exchange rates of the Canadian dollar to the U.S. dollar for the end of each period indicated and the high, low and average (based on the exchange rate on the last day of each month during such period) exchange rates for each of such periods (such rates, which are expressed in Canadian dollars are based on the noon buying rates for U.S. dollars reported by the Bank of Canada).

	Three Months Ended March 31,		Year Ended December 31,
	2009		2008		2007		2006

High	Cdn$	1.2707	Cdn$	1.2372	Cdn$	1.1792	Cdn$	1.1671
Low	1.2364		0.9798		0.9499		1.1028
Average	1.2558		1.0716		1.0666		1.1308
End of Period	1.2602		1.2246		0.9881		1.1653

On April 27, 2009, the noon buying rate reported by the Bank of Canada was $1.00 = Cdn$1.2107.

RECENT DEVELOPMENTS

Filing of Canadian Prospectus

On April 17, 2009, the Company filed a base shelf short form prospectus with the securities regulatory authorities in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland and Labrador and in the Yukon Territory, the Northwest Territories and Nunavut, which upon final receipt, will permit the Company to offer and sell the Securities for gross proceeds of $200,000,000. On April 27, 2009, the Company filed the final base shelf short form prospectus in Canada. The Securities that may be sold in the provinces and territories of Canada named above, together with the Securities to be sold in the United States pursuant to this Prospectus, is not expected to exceed $200,000,000.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by the Company for development of existing or acquired mineral properties and may also be used for acquisitions, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes.  The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The Company’s ratio of earnings to fixed charges is as follows for the period indicated: (the deficiency figures and coverage ratio have been calculated based on amounts reported under Canadian GAAP)

FISCAL YEAR ENDED DECEMBER 31
2004	2005	2006	2007	2008
N/A(1)	N/A(1)	N/A(1)	N/A(1)	(2.77)

(1)  The Company did not have any fixed charges during the fiscal years ended December 31, 2004 through 2007.

The Company’s interest expense requirements amounted to approximately $2.48 million for the year ended December 31, 2008.  The Company’s net loss before interest expense and income tax for the year ended December 31, 2008 was approximately $6.88 million, resulting in an interest coverage deficiency of approximately $9.36 million and a negative ratio of earnings to fixed charges of (2.77). Although the Company has a negative ratio of earnings to fixed charges for the year ended December 31, 2008, the Company had approximately $13.2 million in cash and cash equivalents as at December 31, 2008.  As of the date of this Prospectus, the Company has approximately $20.0 million in cash and cash equivalents.

The Company has computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from operations before income tax, minority interest adjustments and changes in accounting principles and fixed charges, and “fixed charges” consists of the interest portion of rental expense and interest incurred.  Please refer to Exhibit 12 filed with the registration statement of which this Prospectus forms a part for additional information regarding the ratio of earnings to cover fixed charges.

DESCRIPTION OF COMMON SHARES

The Company is authorized to issue an unlimited number of Common Shares, without par value, of which 34,475,829 are issued and outstanding as at the date of this Prospectus.  There are options outstanding to purchase up to 2,205,779 Common Shares at prices ranging from $1.69 to $7.45.  There are 200,000 broker warrants outstanding to purchase up to 200,000 Common Shares at a price of $6.00 per Common Share.  Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by the board of directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF DEBT SECURITIES

In this description of Debt Securities section only, “Vista” or the “Company” refer to Vista Gold Corp. but not to its subsidiaries.

The Company may issue Debt Securities in one or more series under an indenture (the “Indenture”), to be entered into among the Company, Computershare Trust Company of Canada, as Canadian trustee, and Computershare Trust Company N.A., as U.S. trustee. The Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the Business Corporation Act (Yukon Territory). A copy of the form of the Indenture will be filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part and will be filed on SEDAR.  The following description sets forth certain general terms and provisions of the Debt Securities and is not intended to be complete. For a more complete description, prospective investors should refer to the Indenture and the terms of the Debt Securities. If Debt Securities are issued, the Company will describe in the applicable Prospectus Supplement the particular terms and provisions of any series of the Debt Securities and a description of how the general terms and provisions described below may apply to that series of the Debt Securities. Prospective investors should rely on information in the applicable Prospectus Supplement and not on the following information to the extent that the information in such Prospectus Supplement is different from the following information.  The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any supplemental indenture describing the terms and conditions of Debt Securities the Company is offering before the issuance of such Debt Securities.

The Company may issue debt securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

The Indenture will not limit the aggregate principal amount of Debt Securities that the Company may issue under the Indenture and will not limit the amount of other indebtedness that the Company may incur. The Indenture will provide that the Company may issue Debt Securities from time to time in one or more series and may be denominated and payable in U.S. dollars, Canadian dollars or any foreign currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be unsecured obligations of the Company. The Indenture will also permit the Company to increase the principal amount of any series of the Debt Securities previously issued and to issue that increased principal amount.

The applicable Prospectus Supplement for any series of Debt Securities that the Company offers will describe the specific terms of the Debt Securities and may include, but is not limited to, any of the following:

•                  the title of the Debt Securities;

•                  the aggregate principal amount of the Debt Securities;

•                  the percentage of principal amount at which the Debt Securities will be issued;

•                  whether payment on the Debt Securities will be senior or subordinated to the Company’s other liabilities or obligations;

•                  whether payment of the Debt Securities will be guaranteed by any other person;

•                  the date or dates, or the methods by which such dates will be determined or extended, on which the Company may issue the Debt Securities and the date or dates, or the methods by which such dates will be determined or extended, on which the Company will pay the principal and any premium on the Debt Securities and the portion (if less than the principal amount) of Debt Securities to be payable upon a declaration of acceleration of maturity;

•                  whether the Debt Securities will bear interest, the interest rate (whether fixed or variable) or the method of determining the interest rate, the date from which interest will accrue, the dates on which the Company will pay interest and the record dates for interest payments, or the methods by which such dates will be determined or extended;

•                  the place or places the Company will pay principal, premium, if any, and interest and the place or places where Debt Securities can be presented for registration of transfer or exchange;

•                  whether and under what circumstances the Company will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the Debt Securities, and whether and on what terms the Company will have the option to redeem the Debt Securities rather than pay the additional amounts;

•                  whether the Company will be obligated to redeem or repurchase the Debt Securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder and the terms and conditions of such redemption;

•                  whether the Company may redeem the Debt Securities prior to maturity and the terms and conditions of any such redemption;

•                  the denominations in which the Company will issue any registered Debt Securities, if other than denominations of US$1,000 and any multiple of US$l,000 and, if other than denominations of US$5,000, the denominations in which any unregistered debt security shall be issuable;

•                  whether the Company will make payments on the Debt Securities in a currency or currency unit other than U.S. dollars or by delivery of the Company’s common shares or other property;

•                  whether payments on the Debt Securities will be payable with reference to any index, formula or other method;

•                  whether the Company will issue the Debt Securities as global securities and, if so, the identity of the depositary for the global securities;

•                  whether the Company will issue the Debt Securities as unregistered securities, registered securities or both;

•                  any changes or additions to events of default or covenants whether or not such events of default or covenants are consistent with the events of default or covenants in the Indenture;

•                  the applicability of, and any changes or additions to, the provisions for defeasance described under “Defeasance” below;

•                  whether the holders of any series of Debt Securities have special rights if specified events occur;

•                  the terms, if any, for any conversion or exchange of the Debt Securities for any other securities;

•                  provisions as to modification, amendment or variation of any rights or terms attaching to the Debt Securities; and

•                  any other terms, conditions, rights and preferences (or limitations on such rights and preferences) including covenants and events of default which apply solely to a particular series of the Debt Securities being offered which do not apply generally to other Debt Securities, or any covenants or events of default generally applicable to the Debt Securities which do not apply to a particular series of the Debt Securities.

Unless stated otherwise in the applicable Prospectus Supplement, no holder of Debt Securities will have the right to require the Company to repurchase the Debt Securities and there will be no increase in the interest rate if the Company becomes involved in a highly leveraged transaction or the Company has a change of control.

The Company may issue Debt Securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell the Debt Securities at a discount below their stated principal amount. The Company may also sell any of the Debt Securities for a foreign currency or currency unit, and payments on the Debt Securities may be payable in a foreign currency or currency unit. In any of these cases, the Company will describe certain Canadian federal and U.S. federal income tax consequences and other special considerations in the applicable Prospectus Supplement.

The Company may issue Debt Securities with terms different from those of Debt Securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless the reopening was restricted when such series was created).

Ranking and Other Indebtedness

Unless otherwise indicated in an applicable Prospectus Supplement, the Debt Securities will be unsecured obligations and will rank equally with all of the Company’s other unsecured and other subordinated debt from time to time outstanding and equally with other Debt Securities issued under the Indenture. The Indenture will provide that the Debt Securities will be subordinated to and junior in right of payment to all present and future Senior

Indebtedness.  “Senior Indebtedness” will be defined in the Indenture as: (a) all indebtedness of the Company in respect of borrowed money, other than: (i) indebtedness evidenced by the Debt Securities; and (ii) indebtedness which, by the terms of the instrument creating or evidencing it, is expressed to rank in right of payment equally with or subordinate to the indebtedness evidenced by the Debt Securities; (b) all obligations of the Company for the reimbursement of amounts paid pursuant to any letter of credit, banker’s acceptance or similar credit transaction; and (c) all obligations of the type referred to in paragraphs (a) through (b) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise.  For greater certainty, “Senior Indebtedness” will include all indebtedness of the Company for borrowed money which is outstanding as at the date of the Indenture.

The Company’s Board of Directors may establish the extent and manner, if any, to which payment on or in respect of a series of Debt Securities will be senior or will be subordinated to the prior payment of the Company’s other liabilities and obligations, other than Senior Indebtedness, and whether the payment of principal, premium, if any, and interest, if any, will be guaranteed by any other person and the nature and priority of any security.

Debt Securities in Global Form

The Depositary and Book-Entry

Unless otherwise specified in the applicable Prospectus Supplement, a series of the Debt Securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of or issued in bearer form and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement relating to that series. Unless and until exchanged, in whole or in part, for the Debt Securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of the Debt Securities to be represented by a global security will be described in the applicable Prospectus Supplement relating to such series. The Company anticipates that the provisions described in this section will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.

So long as the depositary for a global security or its nominee is the registered owner of the global security or holder of a global security in bearer form, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the Debt Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

Any payments of principal, premium, if any, and interest, if any, on global securities registered in the name of a depositary or securities registrar will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such Debt Securities. None of the Company, any trustee or any paying agent for the Debt Securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Discontinuance of Depositary’s Services

If a depositary for a global security representing a particular series of the Debt Securities is at any time unwilling or unable to continue as depositary or, if at any time the depositary for such series shall no longer be registered or in good standing under the Exchange Act, and a successor depositary is not appointed by us within 90 days, the Company will issue such series of the Debt Securities in definitive form in exchange for a global security representing such series of the Debt Securities. If an event of default under the Indenture has occurred and is continuing, Debt Securities in definitive form will be printed and delivered upon written request by the holder to the appropriate trustee. In addition, the Company may at any time and in the Company’s sole discretion determine not to have a series of the Debt Securities represented by a global security and, in such event, will issue a series of the Debt Securities in definitive form in exchange for all of the global securities representing that series of Debt Securities.

Debt Securities in Definitive Form

A series of the Debt Securities may be issued in definitive form, solely as registered securities, solely as unregistered securities or as both registered securities and unregistered securities. Registered securities will be issuable in denominations of US$1,000 and integral multiples of US$1,000 and unregistered securities will be issuable in denominations of US$5,000 and integral multiples of US$5,000 or, in each case, in such other denominations as may be set out in the terms of the Debt Securities of any particular series. Unless otherwise indicated in the applicable Prospectus Supplement, unregistered securities will have interest coupons attached.

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities (other than global securities) will be made at the office or agency designated by the Company, or at the Company’s option the Company can pay principal, interest, if any, and premium, if any, by cheque mailed or delivered to the address of the person entitled at the address appearing in the security register of the trustee or electronic funds wire or other transmission to an account of persons who meet certain thresholds set out in the Indenture who are entitled to receive payments by wire transfer. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest, if any, will be made to the persons in whose name the Debt Securities are registered at the close of business on the day or days specified by the Company.

At the option of the holder of Debt Securities, registered securities of any series will be exchangeable for other registered securities of the same series, of any authorized denomination and of a like aggregate principal amount. If, but only if, provided in an applicable Prospectus Supplement, unregistered securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series, of any authorized denominations and of a like aggregate principal amount and tenor. In such event, unregistered securities surrendered in a permitted exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the registered security issued in exchange for such unregistered security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in an applicable Prospectus Supplement, unregistered securities will not be issued in exchange for registered securities.

The applicable Prospectus Supplement may indicate the places to register a transfer of the Debt Securities in definitive form. Service charges may be payable by the holder for any registration of transfer or exchange of the Debt Securities in definitive form, and the Company may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

The Company shall not be required to:

•                issue, register the transfer of or exchange any series of the Debt Securities in definitive form during a period beginning at the opening of 15 business days before any selection of securities of that series of the

Debt Securities to be redeemed and ending on the relevant date of notice of such redemption, as provided in the Indenture;

•                register the transfer of or exchange any registered security in definitive form, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•                exchange any unregistered security called for redemption except to the extent that such unregistered security may be exchanged for a registered security of that series and like tenor; provided that such registered security will be simultaneously surrendered for redemption with written instructions for payment consistent with the provisions of the Indenture; or

•                issue, register the transfer of or exchange any of the Debt Securities in definitive form which have been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Securities not to be so repaid.

Merger, Amalgamation or Consolidation

The Indenture will provide that the Company may not amalgamate or consolidate with, merge into or enter into any statutory arrangement with any other person or, directly or indirectly, convey, transfer or lease all or substantially all of the Company’s properties and assets to another person, unless among other items:

•                  the resulting, surviving or transferee person is organized and existing under the laws of Canada, or any province or territory thereof, the United States, any state thereof or the District of Columbia, or, if the amalgamation, merger, consolidation, statutory arrangement or other transaction would not impair the rights of holders, any other country;

•                  the resulting, surviving or transferee person, if other than the Company, assumes all of the Company’s obligations under the Debt Securities and the Indenture; and

•                  immediately after the transaction, no default or event of default under the Indenture shall have happened and be continuing.

When such a successor person assumes the Company’s obligations in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations and covenants under the Debt Securities and the Indenture.

Additional Amounts

Unless otherwise specified in the applicable Prospectus Supplement, all payments made by or on behalf of the Company under or with respect to the Debt Securities of any series will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Debt Securities, the Company will pay, unless otherwise specified, as additional interest such additional amounts, (the “Additional Amounts”), as may be necessary so that the net amount received by a holder of the Debt Securities after such withholding or deduction will not be less than the amount such holder of the Debt Securities would have received if such Canadian Taxes had not been withheld or deducted (a similar payment will also be made to holders of the Debt Securities, other than excluded holders (as defined herein), that are exempt from withholding but required to pay tax under Part XIII of the Income Tax Act (Canada) (the “Tax Act”), directly on amounts otherwise subject to withholding); provided, however, that no additional amounts will be payable with respect to a payment made to a holder (an “excluded holder”) if the Holder of the Debt Securities or the beneficial owner of some or all of the payment to the Holder:

•                  does not deal at arm’s length with the Company (for purposes of the Tax Act) at the time of the making of such payment;

•                  is subject to such Canadian Taxes by reason of the Debt Securities holder’s failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

•                  is subject to such Canadian Taxes by reason of the Debt Securities holder being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Debt Securities or the receipt of payments thereunder; or

•                  is subject to such Canadian Taxes because it is not entitled to the benefit of an otherwise applicable tax treaty by reason of the legal nature of such holder of the Debt Securities.

The Company will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company will pay all taxes, interest and other liabilities which arise by virtue of any failure of the Company to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. The Company will furnish to the holder of the Debt Securities, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company.

The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture.

Tax Redemption

If and to the extent specified in the applicable Prospectus Supplement, the Debt Securities of a series will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice, if (1) the Company determines that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable Prospectus Supplement if any date is so specified, the Company has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Debt Security of such series or (b) on or after a date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be proposed, which, in any such case, in the opinion of counsel to the Company, will result in the Company’s becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Debt Security of such series and (2) in any such case, the Company, in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it; provided however, that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Debt Securities then due, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

In the event that the Company elects to redeem the Debt Securities of such series pursuant to the provisions set forth in the preceding paragraph, the Company shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Company is entitled to redeem the Debt Securities of such series pursuant to their terms.

Provision of Financial Information

The Company will file with the trustees, within 20 days after it files or furnishes them with the SEC, copies of the Company’s annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file or furnish with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Notwithstanding that the Company may not remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will continue to provide the trustees:

•                  within 20 days after the time periods required for the filing or furnishing of such forms by the SEC, annual reports on Form 40-F or 20-F or any successor form; and

•                  within 20 days after the time periods required for the filing of such forms by the SEC, reports on Form 6-K (or any successor form), which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not the Company has any of the Debt Securities listed on such exchange. Each of such reports, to the extent permitted by the rules and regulations of the SEC, will be prepared in accordance with Canadian disclosure requirements and generally accepted accounting principles provided, however, that the Company shall not be obligated to file or furnish such reports with the SEC if the SEC does not permit such filings.

Events of Default

Unless otherwise specified in the applicable Prospectus Supplement relating to a particular series of Debt Securities, the following is a summary of events which will, with respect to any series of the Debt Securities, constitute an event of default under the Indenture with respect to the Debt Securities of that series:

•                  the Company fails to pay principal of, or any premium on, or any Additional Amounts in respect of, any Debt Security of that series when it is due and payable;

•                  the Company fails to pay interest (including Additional Amounts) payable on any Debt Security of that series when it becomes due and payable, and such default continues for 30 days;

•                  the Company fails to make any required sinking fund or analogous payment for that series of Debt Securities;

•                  the Company fails to observe or perform any of its covenants or agreements in the Indenture that affect or are applicable to the Debt Securities of that series for 90 days after written notice to the Company by the trustees or to the Company and the trustees by holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series;

•                  a default (as defined in any indenture or instrument under which the Company or one of the Company’s subsidiaries has at the date of the Indenture or will thereafter have outstanding any indebtedness) has occurred and is continuing, or the Company or any of its subsidiaries has failed to pay principal amounts with respect to such indebtedness at maturity and such event of default or failure to pay has resulted in such indebtedness under such indenture or instrument being declared due, payable or otherwise being accelerated, in either event so that an amount in excess of the greater of $15,000,000 and 2% of the Company’s shareholders’ equity will be or become due, payable and accelerated upon such declaration or prior to the date on which the same would otherwise have become due, payable and accelerated (the “Accelerated Indebtedness”), and such acceleration will not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument will not be remedied or cured, whether by payment or otherwise, or waived by the holders of such Accelerated Indebtedness, then (i) if the Accelerated Indebtedness will be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it will not be considered an event of default for the purposes of the indenture governing the Debt Securities until 30 days after such indebtedness has been accelerated, or (ii) if the Accelerated Indebtedness will occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such Accelerated Indebtedness is, by its terms, non-recourse to the Company or its subsidiaries, it will be considered an event of default for purposes of the Indenture governing the Debt Securities; or (B) if such Accelerated Indebtedness is recourse to the Company or its subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such indenture or instrument in connection with such failure to pay or event of default will be applicable together with an additional seven days before being considered an event of default for the purposes of the Indenture;

•                  certain events involving the Company’s bankruptcy, insolvency or reorganization; and

•                  any other event of default provided for in that series of Debt Securities.

A default under one series of Debt Securities will not necessarily be a default under another series.  A trustee may withhold notice to the holders of the Debt Securities of any default, except in the payment of principal or premium, if any, or interest, if any, if in good faith it considers it in the interests of the holders to do so and so advises the Company in writing.

If an event of default (except for events involving the Company’s bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, a trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series may require the Company to repay immediately:

•                  the entire principal and interest of the Debt Securities of the series; or

•                  if the Debt Securities are discounted securities, that portion of the principal as is described in the applicable Prospectus Supplement.

If an event of default relates to events involving the Company’s bankruptcy, insolvency or reorganization, the principal of all Debt Securities will become immediately due and payable without any action by the trustee or any holder.

Subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of the affected series can rescind and annul an accelerated payment requirement. If Debt Securities are discounted securities, the applicable Prospectus Supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.

Other than its duties in case of a default, a trustee is not obligated to exercise any of the rights or powers that it will have under the Indenture at the request or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in aggregate principal amount of any series of Debt Securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to a trustee, or exercising any trust or power conferred upon a trustee, for any series of Debt Securities.

The Company will be required to furnish to the trustees a statement annually as to its compliance with all conditions and covenants under the Indenture and, if the Company is not in compliance, the Company must specify any defaults. The Company will also be required to notify the trustees as soon as practicable upon becoming aware of any event of default.

No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•                  the holder has previously given to the trustees written notice of a continuing event of default with respect to the Debt Securities of the affected series;

•                  the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the trustees to institute a proceeding as trustees; and

•                  the trustees have failed to institute a proceeding, and have not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after receipt of the holders’ notice, request and offer of indemnity.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of the principal of or any premium, if any, or interest on such Debt Security on or after the applicable due date specified in such Debt Security.

Defeasance

When the Company uses the term “defeasance”, it means discharge from its obligations with respect to any Debt Securities of or within a series under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, if the Company deposits with a trustee cash, government securities or a combination thereof sufficient to pay the principal, interest, if any, premium, if any, and any other sums due to the stated maturity date or a redemption date of the Debt Securities of a series, then at the Company’s option:

•                  the Company will be discharged from the obligations with respect to the Debt Securities of that series; or

•                  the Company will no longer be under any obligation to comply with certain restrictive covenants under the Indenture and certain events of default will no longer apply to the Company.

If this happens, the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and the replacement of lost, stolen, destroyed or mutilated Debt Securities. These holders may look only to the deposited fund for payment on their Debt Securities.

To exercise the defeasance option, the Company must deliver to the trustees:

•                  an opinion of counsel in the United States to the effect that the holders of the outstanding Debt Securities of the affected series will not recognize gain or loss for U.S. federal income tax purposes as a result of a defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•                  an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding Debt Securities of the affected series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred; and

•                  a certificate of one of the Company’s officers and an opinion of counsel, each stating that all conditions precedent provided for relating to defeasance have been complied with.

If the Company is to be discharged from its obligations with respect to the Debt Securities, and not just from the Company’s covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

In addition to the delivery of the opinions described above, the following conditions must be met before the Company may exercise its defeasance option:

•                  no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the Debt Securities of the affected series;

•                  the Company is not an “insolvent person” within the meaning of applicable bankruptcy and insolvency legislation; and

•                  other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Company and the trustees pursuant to one or more Supplemental Indentures (a “Supplemental Indenture”) with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. However, without the consent of each holder affected, no such modification may:

•                  change the stated maturity of the principal of, premium, if any, or any instalment of interest, if any, on any Debt Security;

•                  reduce the principal, premium, if any, or rate of interest, if any, or change any obligation of the Company to pay any Additional Amounts;

•                  reduce the amount of principal of a debt security payable upon acceleration of its maturity or the amount provable in bankruptcy;

•                  change the place or currency of any payment;

•                  affect the holder’s right to require the Company to repurchase the Debt Securities at the holder’s option;

•                  impair the right of the holders to institute a suit to enforce their rights to payment;

•                  adversely affect any conversion or exchange right related to a series of Debt Securities;

•                  reduce the percentage of Debt Securities required to modify the Indenture or to waive compliance with certain provisions of the Indenture; or

•                  reduce the percentage in principal amount of outstanding Debt Securities necessary to take certain actions.

The holders of a majority in principal amount of outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as only that series is concerned, past defaults under the Indenture and compliance by the Company with certain restrictive provisions of the Indenture. However, these holders may not waive a default in any payment of principal, premium, if any, or interest on any Debt Security or compliance with a provision that cannot be modified without the consent of each holder affected.

The Company may modify the Indenture pursuant to a Supplemental Indenture without the consent of any holders to:

•                  evidence its successor under the Indenture;

•                  add covenants or surrender any right or power for the benefit of holders;

•                  add events of default;

•                  provide for unregistered securities to become registered securities under the Indenture and make other such changes to unregistered securities that in each case do not materially and adversely affect the interests of holders of outstanding Debt Securities;

•                  establish the forms of the Debt Securities;

•                  appoint a successor trustee under the Indenture;

•                  add provisions to permit or facilitate the defeasance and discharge of the Debt Securities as long as there is no material adverse effect on the holders;

•                  cure any ambiguity, correct or supplement any defective or inconsistent provision or make any other provisions in each case that would not materially and adversely affect the interests of holders of outstanding Debt Securities, if any;

•                  comply with any applicable laws of the United States and Canada in order to effect and maintain the qualification of the Indenture under such laws to the extent they do not conflict with the applicable laws of the United States; or

•                  change or eliminate any provisions of the Indenture where such change takes effect when there are no Debt Securities outstanding under the Indenture.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York, except that discharge by the Canadian trustee of any of its rights, powers, duties or responsibilities hereunder shall be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable thereto.

The Trustees

Any trustee under the Indenture or its affiliates may provide other services to the Company in the ordinary course of their business.  If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the trustee must eliminate the conflict or resign.

Resignation and Removal of Trustee

A trustee may resign or be removed with respect to one or more series of the Debt Securities and a successor trustee may be appointed to act with respect to such series.

Consent to Service

In connection with the Indenture, the Company will irrevocably designate and appoint CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Indenture or the Debt Securities that may be instituted in any U.S. federal or New York State court located in The Borough of Manhattan, in the City of New York, or brought by the trustees (whether in their individual capacity or in their capacity as trustees under the Indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments

Since all or substantially all of the Company’s assets, as well as the assets of most of the directors of the Company, are outside the United States, any judgment obtained in the United States against the Company or certain of its directors, including judgments with respect to the payment of principal on the Debt Securities, may not be collectible within the United States.

The Company has been advised that the laws of the Province of British Columbia and the federal laws of Canada applicable therein would permit an action to be brought against the Company in the Supreme Court of British Columbia on any final and conclusive monetary (or, in appropriate circumstances, non-monetary) judgment in personam of any federal or state court located in the State of New York, with respect to the enforcement of the Indenture and the Debt Securities, which was subsisting and unsatisfied, and which was not impeachable as void or voidable under New York law if: (1) the New York court rendering that judgment had jurisdiction over the Company under New York law; (2) there was a real and substantial connection between the parties, the cause of action and New York, or the Company had attorned to the jurisdiction of the New York court (and submission by the Company in the Indenture to the jurisdiction of the New York court will be such an attornment), (3) the judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as those terms are understood under the laws of British Columbia and the federal laws of Canada applicable therein, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada); (4) the enforcement of that judgment would not be contrary to the British Columbia laws of general application limiting the enforcement of creditors’ rights, including bankruptcy, reorganization, winding-up, moratorium and similar laws, and would not constitute, directly or indirectly, the enforcement of foreign laws which the British Columbia court would characterize as revenue, expropriatory or penal; (5) that judgment did not contain a manifest error on its face; (6) the action to enforce that judgment was commenced within the appropriate British Columbia limitation period; (7) interest payable on the Debt Securities was not characterized by the British Columbia court as interest payable at a criminal rate within the meaning of s. 347 of the Criminal Code (Canada); and (8) that judgment did not conflict with another final and conclusive judgment in the same cause of action; except that the British Columbia court might stay the action to enforce the New York judgment if an appeal of the New York judgment was pending or time for an appeal had not expired; and except that the British Columbia court would give judgment only in Canadian dollars.

The Company has been advised that there is doubt as to the enforceability in Canada, by a court in original actions or actions to enforce judgments of U.S. courts, of civil liabilities predicated solely upon U.S. federal securities laws.

DESCRIPTION OF WARRANTS

The following description, together with the additional information the Company may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that the Company may offer under this Prospectus, which may consist of Warrants to purchase Common Shares or Debt Securities and may be issued in one or more series.  Warrants may be offered independently or together with Common Shares, Debt Securities or Subscription Receipts offered by any Prospectus Supplement, and may be attached to or separate from those Securities.  While the terms the Company has summarized below will apply generally to any Warrants that it may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus.  The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants will be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between the Company and a warrant trustee (the “Warrant Trustee”) that the Company will name in the relevant Prospectus Supplement.  Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete.  The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture.  Prospective investors should refer to the Warrant Indenture relating to the specific Warrants being offered for the complete terms of the Warrants.  The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Warrant Indenture describing the terms and conditions of Warrants the Company is offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by the Company will describe the particular terms of those Warrants and include specific terms relating to the offering.

Equity Warrants

The particular terms of each issue of equity warrants (“Equity Warrants”) will be described in the applicable Prospectus Supplement. This description will include, where applicable:

•       the designation and aggregate number of Equity Warrants;

•       the price at which the Equity Warrants will be offered;

•                      the currency or currencies in which the Equity Warrants will be offered;

•                      the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

•                      the number of Common Shares that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Equity Warrant;

•                      the designation and terms of any Securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each Security;

•                      the date or dates, if any, on or after which the Equity Warrants and the other Securities with which the Equity Warrants will be offered will be transferable separately;

•                      whether the Equity Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•                      whether the Company will issue the Equity Warrants as global securities and, if so, the identity of the depositary of the global securities;

•                      whether the Equity Warrants will be listed on any exchange;

•                      material United States and Canadian federal income tax consequences of owning the Equity Warrants; and

•                      any other material terms or conditions of the Equity Warrants.

Debt Warrants

The particular terms of each issue of debt warrants (“Debt Warrants”) will be described in the related Prospectus Supplement. This description will include, where applicable:

•                          the designation and aggregate number of Debt Warrants;

•                          the price at which the Debt Warrants will be offered;

•                          the currency or currencies in which the Debt Warrants will be offered;

•                          the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

•                          the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of Debt Securities may be purchased upon exercise of each Debt Warrant;

•                          the designation and terms of any Securities with which the Debt Warrants will be offered, if any, and the number of the Debt Warrants that will be offered with each Security;

•                          the date or dates, if any, on or after which the Debt Warrants and the other Securities with which the Debt Warrants will be offered will be transferable separately;

•                          the terms and provisions of the Debt Securities issuable upon the exercise of the Debt Warrants;

•                          the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

•                          whether the Debt Warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•                          whether the Company will issue the Debt Warrants as global securities and, if so, the identity of the depositary of the global securities;

•                          whether the Debt Warrants will be listed on any exchange;

•                          material United States and Canadian federal income tax consequences of owning the Debt Warrants; and

•                          any other material terms or conditions of the Debt Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or Debt Securities issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that the Company specifies in the applicable Prospectus Supplement at the exercise price that the Company describes therein.  Unless the Company otherwise specifies in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that the Company sets forth in the applicable Prospectus Supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee in immediately available funds, as provided in the applicable Prospectus Supplement.  The Company will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee.

Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee or any other office indicated in the applicable Prospectus Supplement, the Company will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then the Company will issue a new Warrant Certificate for the remaining amount of Warrants.  If the Company so indicates in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or Debt Securities or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares or Debt Securities to which the holder of a Common Share or Debt Security would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Equity Warrants.

Global Securities

The Company may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders.  The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

The Company may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Debt Securities, Warrants or any combination thereof.  Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts.  Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee.  The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of Subscription Receipts the Company is offering before the issuance of such Subscription Receipts.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete.  The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering.  All such terms will comply with the requirements of the Toronto Stock Exchange and NYSE Amex relating to Subscription Receipts.  If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

•                          the designation and aggregate number of Subscription Receipts offered;

•                          the price at which the Subscription Receipts will be offered;

•                          the currency or currencies in which the Subscription Receipts will be offered;

•                          the designation, number and terms of the Common Shares, Debt Securities, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•                          the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Debt Securities, Warrants or a combination thereof;

•                          the procedures for the issuance and delivery of Common Shares, Debt Securities, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•                          whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Debt Securities, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement, or an amount equal to interest payable by the Company in respect of Debt Securities during the period from the date of issuance of the Subscription Receipts to the date of issuance of the Debt Securities pursuant to the terms of the Subscription Receipt Agreement);

•                          the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•                          the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Debt Securities, Warrants or a combination thereof pending satisfaction of the Release Conditions;

•                          the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•                          if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•                          procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•                          any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•                          any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•                          whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•                          whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

•                          provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

•                          the identity of the Escrow Agent;

•                          whether the Subscription Receipts will be listed on any exchange;

•                          material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

•                          any other terms of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company.  Holders of Subscription Receipts are entitled only to receive Common Shares, Debt Securities, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied.  If the Release Conditions are not satisfied, the holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement.  If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement.  Common Shares, Debt Securities or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares, Debt Securities or Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares, Debt Securities or Warrants to which the holder of a Common Share, Debt Security or Warrant would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares.  Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Company, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof.  The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares, Debt Securities or Warrants, which, in the reasonable opinion of the directors of the Company, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares, Debt Securities or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Company may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares, Debt Securities or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, Debt Securities or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement.  This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders.  The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

DESCRIPTION OF UNITS

The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus.  While the terms the Company has summarized below will apply generally to any Units that the Company may offer under this Prospectus, the Company will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement.  The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, the form of unit agreement (“Unit Agreement”) between the Company and a unit agent (“Unit Agent”) that describes the terms and conditions of the series of Units the Company is offering, and any supplemental agreements, before the issuance of the related series of Units.  The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement and any supplemental agreements applicable to a particular series of Units.  The Company urges you to read the applicable Prospectus Supplements related to the particular series of Units that the Company sells under this Prospectus, as well as the complete Unit Agreement and any supplemental agreements that contain the terms of the Units.

General

The Company may issue units comprising one or more of Common Shares, Debt Securities, Warrants and Subscription Receipts in any combination.  Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit.  Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.  The Unit Agreement under which a Unit is issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The Company will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

•                  the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•                  any provisions of the governing Unit Agreement that differ from those described below; and

•                  any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Subscription Rights” will apply to each Unit and to any Common Share, Debt Security, Warrant or Subscription Receipt included in each Unit, respectively.

Issuance in Series

The Company may issue Units in such amounts and in numerous distinct series as the Company determines.

Enforceability of Rights by Holders of Units

Each Unit Agent will act solely as our agent under the applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit.  A single bank or trust company may act as Unit Agent for more than one series of Units.  A Unit Agent will have no duty or responsibility in case of any default by the Company under the applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon the Company.  Any holder of a Unit may, without the consent of the related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit.

The Company, the Unit Agents, and any of their agents may treat the registered holder of any Unit Certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

General

The Company may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  The Company may only offer and sell the Securities pursuant to a Prospectus Supplement during the 25-month period that this Prospectus, including any amendments hereto, remains effective.  The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  The Company may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities.  Any such fee or commission will be paid out of the general corporate funds of the Company.  The Company may use underwriters with whom it has a material relationship.  The Company will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, the Company will sell such Securities to the dealers as principals.  The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.  The Company will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by the Company.  Any agent involved will be named, and any fees or commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of the general corporate funds of the Company.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by the Company at such prices and upon such terms as agreed to by the Company and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Income Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States and is not resident in Canada, (ii) holds all Common Shares solely as capital property, (iii) deals at arm’s length with and is not affiliated with the Company, and (iv) does not use or hold and is not deemed to use or hold, any Common Shares in a business carried on in Canada, and none of whose Common Shares constitute “taxable Canadian property” as defined in the Canadian Tax Act (each such individual, a “U.S. Resident”).

Generally, a person will be considered to hold a Common Share as capital property provided that the person acquired the shares as a long-term investment, is not a trader or dealer in securities, did not acquire, hold or dispose of the share in a transaction considered to be an adventure or concern in the nature of trade (i.e. speculation), and does not hold the Common Share as inventory in the course of carrying on a business. Special rules, which are not discussed below, may apply to a U.S. Resident who is an insurer that carries on business in Canada and elsewhere.

Generally, a non-resident person’s Common Shares will not constitute “taxable Canadian property” at a particular time provided that (i) the Common Shares are listed on a “designated stock exchange” (which currently includes the Toronto Stock Exchange) at that time, and (ii) neither the person nor one or more other persons with whom the first person does not deal at arm’s length alone or in any combination held, directly or indirectly, 25% or more of the issued shares of any class in the capital stock of the Company at any time in the 60 months preceding the particular time.

Certain entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) do not qualify as residents of the United States under the provisions of the Convention, according to the published policy of the Canada Revenue Agency (the “CRA”).

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date hereof (the “Tax Proposals”), and the current published administrative and assessing policies of the CRA. It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative practice, although no assurance can be given in these respects. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign tax considerations.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not and is not to be construed as legal or tax advice to any particular holder or prospective holder of Common Shares. Each holder or prospective holder of Common Shares is urged to consult his, her or its own tax advisors for advice with respect to the holder or prospective holder’s particular circumstances. The discussion below is qualified accordingly.

This summary does not address any Canadian federal income tax considerations in respect of the transactions pursuant to the Arrangement by which shareholders of the Company exchanged their old common shares and received, subject to applicable withholding taxes, (i) new Common Shares of the Company and (ii) common shares of Allied Nevada. Holders of Common Shares are referred to the Management Information and Proxy Circular of the Company dated October 11, 2006 for a summary of the tax consequences related to these transactions.

Disposition of Common Shares

A U.S. Resident who disposes of a Common Share will not thereby incur any liability for Canadian federal income tax.

Taxation of Dividends on Common Shares

A U.S. Resident who is or is deemed to be paid or credited a dividend on the U.S. Resident’s Common Shares will be subject to Canadian withholding tax equal to 15% or, if the U.S. Resident is a company that holds 10% or more of the voting stock of the Company, 5%, of the gross amount of the dividend. A U.S. Resident that is a qualifying religious, scientific, literary, educational or charitable tax-exempt organization or a qualifying trust, company, organization or arrangement operated exclusively to administer or provide pension, retirement or employee benefits and is exempt from tax in the United States may be exempt under the Convention from Canadian withholding tax provided specific administrative procedures are complied with.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the anticipated material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of the Company’s Common Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service (“IRS”), published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Common Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; or (i) U.S. Holders that own, directly or indirectly, 10% or more, by voting power or value, of our outstanding shares. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

If an entity that is classified as partnership (or “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares. (See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” above).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

Distributions on Common Shares

General Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to the Common Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current or accumulated “earnings and profits”. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and, (b) thereafter, as gain from the sale or exchange of such Common Shares. (See more detailed discussion at “Disposition of Common Shares” below).

Reduced Tax Rates for Certain Dividends

For taxable years beginning before January 1, 2011, a dividend paid by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) we are a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of such Common Shares will not be entitled to receive such dividend).

The Company generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) the Company is eligible for the benefits of the Canada-U.S. Tax Convention, or (b) the Common Shares are readily tradable on an established securities market in the U.S. However, even if the Company satisfies one or more of such requirements, we will not be treated as a QFC if the Company is a “passive foreign investment company” (or “PFIC”, as defined below) for the taxable year during which the Company pays a dividend or for the preceding taxable year.

As discussed below, the Company believes that it was a PFIC for the taxable year ended December 31, 2008. Whether the Company will be a PFIC for the taxable year ending December 31, 2009 depends on its assets and income over the course of such taxable year and, as a result, cannot be predicted with certainty as of the date of this Prospectus. (See more detailed discussion at “Additional Rules that May Apply to U.S. Holders” below). There can be no assurance that the IRS will not challenge the determination made by the Company concerning its PFIC status. Accordingly, there can be no assurances that the Company will be a QFC for the current or any future taxable year.

If the Company is not a QFC, a dividend paid by the Company to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

Distributions Paid in Foreign Currency

The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Dividends Received Deduction

Dividends paid on the Common Shares generally will not be eligible for the “dividends received deduction.” The availability of the dividends received deduction is subject to complex limitations that are beyond the scope of this discussion, and a U.S. Holder that is a corporation should consult its own financial advisor, legal counsel, or accountant regarding the dividends received deduction.

Disposition of Common Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Common Shares sold or otherwise disposed of. Subject to the passive foreign investment company rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Common Shares generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules, unless the gain is subject to tax in Canada and resourced as foreign source gain under the provisions of the Canada-U.S. Tax Convention and such U.S. Holder makes an election under the Code to treat such gain as foreign source. (See more detailed discussion at “Foreign Tax Credit” below).

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to US$3,000 of ordinary income. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive income.” The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of, Common Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Additional Rules that May Apply to U.S. Holders

If the Company is a “controlled foreign corporation,” or a “passive foreign investment company” (each as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares.

Controlled Foreign Corporation

The Company generally will be a “controlled foreign corporation” under Section 957 of the Code (a “CFC”) if more than 50% of the total voting power or the total value of its outstanding shares are owned, directly or indirectly, by citizens or residents of the U.S., domestic partnerships, domestic corporations, domestic estates, or domestic trusts (each as defined in Section 7701(a)(30) of the Code), each of which own, directly or indirectly, 10% or more of the total voting power of our outstanding shares (a “10% Shareholder”).

If the Company is a CFC, a 10% Shareholder generally will be subject to current U.S. federal income tax with respect to (a) such 10% Shareholder’s pro rata share of the “subpart F income” (as defined in Section 952 of the Code) of the Company and (b) such 10% Shareholder’s pro rata share of our earnings invested in “United States property” (as defined in Section 956 of the Code). In addition, under Section 1248 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares by a U.S. Holder that was a 10% Shareholder at any time during the five-year period ending with such sale or other taxable disposition generally will be treated as a dividend to the extent of the “earnings and profits” of the Company that are attributable to such Common Shares. If the Company is both a CFC and a PFIC (as defined below), we generally will be treated as a CFC (and not as a PFIC) with respect to any 10% Shareholder.

We do not believe that we have previously been, or currently are a CFC. However, there can be no assurance that we will not be a CFC for the current or any future taxable year.

Passive Foreign Investment Company

We generally will be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of our gross income for such taxable year is passive income or (b) 50% or more of the assets held by us either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if we are not publicly traded and either is a “controlled foreign corporation” or makes an election). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, we will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by us from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

We believe that we were a PFIC for the taxable year ended December 31, 2008. Whether we will be a PFIC for the taxable year ending December 31, 2009 depends on our assets and income over the course of the taxable year ending December 31, 2009 and, as a result, cannot be predicted with certainty as of the date of this Prospectus. In addition, there can be no assurance that the IRS will not challenge our determination concerning our PFIC status or that we will not be a PFIC for the current or any future taxable year.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether such U.S. Holder makes an election to treat the Company as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any excess distribution paid on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, and any excess distribution paid on the Common Shares, must be rateably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for the Common Shares (other than years prior to the first taxable year of the Company during such Non-Electing U.S. Holder’s holding period and beginning after December 31, 1986 for which we was not a PFIC) will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder’s holding period for the Common Shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

If we are a PFIC for any taxable year during which a Non-Electing U.S. Holder holds Common Shares, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold on the last day of the last taxable year for which the Company was a PFIC.

QEF Election

A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally also (a) may receive a tax-free distribution from us to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Common Shares in which we were a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such first year. However, if we were a PFIC in a prior year, then in addition to filing the QEF Election documents, a U.S. Holder must elect to recognize (a) a gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the Common Shares were sold on the qualification date or (b) if we were also a CFC, such U.S. Holder’s pro rata share of the post-1986 “earnings and profits” of the Company as of the qualification date. The “qualification date” is the first day of the first taxable year in which we were a QEF with respect to such U.S. Holder. The election to recognize such gain or “earnings and profits” can only be made if such U.S. Holder’s holding period for the Common Shares includes the qualification date. By electing to recognize such gain or “earnings and profits,” such U.S. Holder will be deemed to have made a timely QEF Election. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which we qualify as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder’s direct and indirect interest in the Common Shares. Accordingly, if such U.S. Holder reacquires an interest in the Company, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which we are a PFIC.

Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a QEF Election. U.S. Holders should be aware that there can be no assurance that we will satisfy record keeping requirements that apply to a QEF, or that we will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in event that we are a PFIC and a U.S. Holder wishes to make a QEF Election.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.

A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder’s holding period for the Common Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. Holder’s tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares over (ii) the fair market value of such Common Shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a Mark-to-Market Election.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver and Toronto, Canada.

LEGAL MATTERS

The law firms of Macdonald & company, Borden Ladner Gervais LLP and  Dorsey & Whitney LLP, have acted as the Company’s counsel by providing opinions on the validity of the securities offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.  Certain legal matters related to the Securities offered by this Prospectus will be passed upon on the Company’s behalf by Borden Ladner Gervais LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law

EXPERTS

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by SRK Consulting (US), Inc., Golder Associates Inc., Gustavson Associates, LLC, Resource Development Inc., MWH Australia Pty Ltd., MWH Americas, Inc., Tetra Tech MM, Inc., Pincock, Allen & Holt, Mine Development Associates Inc., and this information has been included in reliance on such companies expertise.

None of SRK Consulting (US), Inc., Golder Associates Inc., Gustavson Associates, LLC, Resource Development Inc., MWH Australia Pty Ltd., MWH Americas, Inc., Tetra Tech MM, Inc., Pincock, Allen & Holt, Mine Development Associates Inc., each being companies who have prepared or certified the preparation of reports, statements or opinions relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.  As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company’s outstanding Common Shares.

Our consolidated financial statements as at December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007, and 2006, have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers,  LLP independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

PROSPECTUS

VISTA GOLD CORP.

$200,000,000

Common Shares

Debt Securities

Warrants

Subscription Receipts

Units

April 27, 2009